Exhibit 99.1

[KV Letterhead]

September 25, 2013

Kior, Inc.

13001 Bay Park Road

Pasadena, TX 77507

Attention: Fred Cannon, President

Re:	Investment Commitment

Dear Fred:

We understand that Kior, Inc. (the “Company”) has elected to pursue an expanded build out strategy at its existing Columbus based facility (“Columbus II”). In addition, we understand that the Company is pursuing financing alternatives to support this plan and the Company’s current liquidity needs and that the Company currently expects to need additional cash on or before September 30, 2013.

As the largest investor in Kior, Inc., we are very familiar with the Company’s technological and operational position and progress and the plans related to Columbus II. In making and monitoring our investment in the Company, we have conducted extensive and detailed technical, financial and operational due diligence. Khosla Ventures III, LP (“Khosla Ventures”) wants to reiterate its intent to continue to support the Company financially, including the Columbus II plan.

As a result of the foregoing, Khosla Ventures hereby commits to the Company as set forth below:

•	Khosla Ventures will fund to the Company, in immediately available funds, cash in an amount up to $25,000,000.

•	We currently anticipate that such amounts shall be funded either as part of a broader debt and/or equity financing structure, in connection with a convertible note structure with a conversion premium to be negotiated or alternative terms, if requested by the Company, and mutually agreed by the parties, as in the best interest of the Company and its stockholders.

Khosla Ventures currently has sufficient resources available to fund the commitment described herein. Our commitment is subject only to the negotiation and execution of financing documents or to execution of documents necessary to effect the extension of the Company’s existing debt facility.

Sincerely,

Khosla Ventures III, LP

/s/ Samir Kaul
By: Samir Kaul
Title: General Partner